Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                          Contact:                      David M. Findlay
                                                                                                                   President and
                                                                                                                   Chief Financial Officer
                                                                                                                    (574) 267-9197
                                                                                                                    david.findlay@lakecitybank.com

LAKE CITY BANK REPORTS RECORD NET INCOME

Earnings Increase 29% for Year

Warsaw, Indiana (January 25, 2011) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $24.5 million for 2010.  This performance represents a $5.5 million, or 29%, increase in net income versus $19.0 million for 2009.

Michael L. Kubacki, Chairman and Chief Executive Officer, commented, “We’re proud of this performance in a challenging economic environment for us and our clients.  While record earnings are the focal point of our performance, we’re equally proud of the further balance sheet strengthening that occurred in 2010.”

The Company also reported that diluted net income per common share was $1.32 for 2010 versus $1.26 for 2009, an increase of 5%.  Earnings per share performance for 2010 was negatively impacted by the Company’s June 2010 redemption of the TARP preferred stock issued to the U.S. Treasury Department.   As a result of this redemption, the Company recognized a one-time non-cash reduction in net income available to common shareholders of $1.8 million, which represented the remaining unamortized accretion of the discount on the preferred shares.  Excluding the impact of this redemption, diluted earnings per share would have been $1.43 for 2010 versus $1.26 for 2009, an increase of 13%.

The Company further reported net income of $5.8 million for the fourth quarter of 2010, which represented a 7% increase over $5.4 million in the fourth quarter of 2009.  Diluted net income per share for the quarter increased 13% to $0.36 versus $0.32 for the comparable period of 2009.

The Company also announced that the Board of Directors approved a cash dividend for the fourth quarter of $0.155 per share, payable on February 7, 2011 to shareholders of record as of January 25, 2011.

Average total loans for 2010 of $2.05 billion represented a $147 million, or 8%, increase versus $1.90 billion in 2009.  Average total loans for the fourth quarter of 2010 were $2.08 billion versus $1.96 billion for the fourth quarter of 2009 and $2.06 billion for the linked third quarter of 2010.  On a linked quarter basis, average loans increased by $21 million versus the third quarter of 2010.

David M. Findlay, President, stated, “Our loan growth during the quarter and year are reflective of Lake City Bank’s ongoing commitment to the communities we serve.  This lending activity is the best tool we have to encourage economic growth in our Indiana markets.”

For the year ended December 31, 2010, the Company’s net interest margin was 3.73% versus 3.51% in 2009.  This margin improvement contributed to a 15% increase in the Company’s net interest income to $92.7 million in 2010 versus $80.3 million in 2009.  The Company’s net interest margin was 3.62% in the fourth quarter of 2010 versus 3.74% for the fourth quarter of 2009 and 3.70% in the linked third quarter of 2010.  This linked quarter margin decline resulted primarily from higher costs of funds as the Company increased its reliance on core deposits as a funding source.

The Company’s provision for loan losses in 2010 was $23.9 million versus $21.2 million in 2009, an increase of $2.7 million, or 13%.  The provision increase on a year-over-year basis was generally driven by higher levels of loan charge-offs and overall economic conditions in the Company’s markets and the related possible weaknesses in our borrowers’ future performance and prospects. The provision for loan losses of $6.5 million in the fourth quarter represented an increase of $271,000, or 4%, versus $6.3 million in the same period of 2009.  In the third quarter of 2010, the provision was $6.2 million.

Lakeland Financial’s allowance for loan losses as of December 31, 2010 was $45.0 million, compared to $32.1 million as of December 31, 2009 and $42.0 million as of September 30, 2010.  The allowance for loan losses increased to 2.15% of total loans as of December 31, 2010 versus 1.59% at December 31, 2009 and 2.05% as of September 30, 2010.

“Since 2008, we have grown our loan loss reserve by $26.1 million, or 139%.  This kind of growth represents a further strengthening of our balance sheet, but also reflects the challenges inherent in our loan portfolio.  While overall loan quality remains stable, we have not seen any broad-based indications of economic recovery in our region.  In addition, the granularity of our portfolio presents ongoing risks,” commented Findlay.

Nonperforming assets were $40.7 million as of December 31, 2010 versus $29.5 million as of September 30, 2010 and $31.6 million as of December 31, 2009.  The increase during the fourth quarter resulted primarily from increases in nonaccrual loans, which totaled $36.6 million at December 31, 2010 versus $25.7 million as of September 30, 2010.  A single credit totaling $9.0 million represented 83% of the increase in nonaccrual loans.  As a result, nonperforming assets to total assets at the end of 2010 was 1.52% versus 1.09% at September 30, 2010.  The allowance for loan losses represented 122% of nonperforming loans as of December 31, 2010 versus 104% at December 31, 2009 and 162% at September 30, 2010.

Kubacki added, “The increase in nonperforming assets during the quarter was reflective of the continuing economic difficulties in our markets.  While the increase was primarily due to a single borrower, we continue to be concerned with the fragile nature of the region’s economy.”

Net charge offs for 2010 of $11.0 million represented an increase of $3.0 million versus net charge offs of $8.0 million in 2009.  For the fourth quarter of 2010, net charge-offs totaled $3.5 million versus $3.0 million during the fourth quarter of 2009 and $1.5 million during the third quarter of 2010.  Loan exposure to two borrowers represented $1.5 million, or 43%, of these charge offs.  The first loss of $782,000 was related to a manufacturing company with exposure to the housing and recreational vehicle industry.  The Bank has remaining exposure of $1.3 million to this borrower.  The second loss of $726,000 was related to a commercial real estate development loan.  The Bank has additional exposure of $562,000 to this borrower.

The Company's non-interest income totaled $21.5 million for 2010 versus $22.2 million in 2009.  For the fourth quarter of 2010, noninterest income was $5.1 million versus $5.4 million in the fourth quarter of 2009 and $6.2 million for the third quarter of 2010.  On a year-over-year basis, the quarterly decrease was driven by a non-cash other than temporary impairment of $1.3 million on several non-agency mortgage backed securities in the Company’s investment portfolio.  Non-interest income was positively impacted by higher mortgage banking income, which increased by $194,000, investment brokerage income, which increased by $198,000, increases in loan, insurance and service fees driven by overdraft charges and greater debit card usage and increases in other ancillary revenue sources.  The decrease for the year was affected by the same factors that affected the fourth quarter. Merchant card fee income declined $1.4 million from $2.5 million in 2009 to $1.1 million for 2010.  Beginning in the second quarter of 2009, the Company began converting clients to a new third-party processor for this activity.  As a result, only net revenues with the new processor are being recognized in merchant card fee income in non-interest income.

Overall, total revenue for 2010 of $114.2 million represented an 11% increase versus total revenue in 2009 of $102.5 million.  For the quarter, total revenue increased 2% to $28.4 million versus $27.8 million for the comparable period of 2009.

The Company's non-interest expense remained stable, decreasing 1% from $53.5 million in 2009 to $53.4 million in 2010.  For the fourth quarter of 2010, non-interest expense decreased 2% to $13.3 million compared to $13.5 million for the same period in 2009.  On a linked quarter basis, non-interest expense decreased 2% from $13.6 million in the third quarter of 2010.  Salaries and employee benefits increased by $2.6 million and $397,000, respectively, in the year and three-month periods ended December 31, 2010 versus the same periods of 2009.   These increases were driven by higher performance based compensation accruals, which resulted from a combination of strong performance versus corporate objectives in 2010 and lower performance versus these criteria in 2009.  Salaries and employee benefits were also impacted by additions to staff in revenue producing areas.  During 2010, credit card interchange expense decreased $1.3 million due to the change in processing merchant credit card activities.  In addition, during 2010 other expense decreased by $983,000, primarily due to lower FDIC premiums, as the Company was subject to special FDIC assessments during 2009.  The Company's efficiency ratio for 2010 of 47% compared favorably to a ratio of 52% in 2009.

Lakeland Financial’s tangible equity to tangible assets ratio increased to 9.10% at December 31, 2010 compared to 8.65% at December 31, 2009 and 8.93% at September 30, 2010.  Average total deposits for the quarter ended December 31, 2010 were $2.27 billion versus $2.20 billion for the third quarter of 2010 and $1.90 billion for the fourth quarter of 2009.

Lakeland Financial Corporation is a $2.7 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except share and per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009
END OF PERIOD BALANCES
Assets	$ 2,681,926	$ 2,710,112	$ 2,571,505	$ 2,681,926	$ 2,571,505
Deposits	2,201,025	2,270,287	1,851,125	2,201,025	1,851,125
Loans	2,089,959	2,053,526	2,012,010	2,089,959	2,012,010
Allowance for Loan Losses	45,007	42,011	32,073	45,007	32,073
Total Equity	247,086	245,527	280,083	247,086	280,083
Tangible Common Equity	243,779	241,752	222,023	243,779	222,023
AVERAGE BALANCES
Total Assets	$ 2,727,958	$ 2,659,995	$ 2,534,584	$ 2,652,623	$ 2,446,953
Earning Assets	2,598,620	2,529,250	2,416,796	2,522,360	2,325,259
Investments	444,292	436,211	410,969	430,615	399,342
Loans	2,081,535	2,060,253	1,962,840	2,049,209	1,901,746
Total Deposits	2,266,681	2,204,119	1,903,434	2,132,607	1,870,231
Interest Bearing Deposits	1,972,667	1,926,858	1,657,270	1,866,183	1,641,222
Interest Bearing Liabilities	2,169,913	2,124,569	2,022,418	2,107,351	1,986,239
Total Equity	248,194	242,698	248,839	262,861	212,352
INCOME STATEMENT DATA
Net Interest Income	$ 23,323	$ 23,217	$ 22,466	$ 92,653	$ 80,281
Net Interest Income-Fully Tax Equivalent	23,666	23,557	22,779	94,027	81,528
Provision for Loan Losses	6,521	6,150	6,250	23,947	21,202
Noninterest Income	5,091	6,212	5,373	21,509	22,244
Noninterest Expense	13,333	13,629	13,538	53,435	53,475
Net Income	5,782	6,521	5,382	24,543	18,979
Net Income Available to Common Shareholders	5,782	6,521	4,579	21,356	16,285
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.36	$ 0.40	$ 0.33	$ 1.32	$ 1.27
Diluted Net Income Per Common Share	0.36	0.40	0.32	1.32	1.26
Cash Dividends Declared Per Common Share	0.155	0.155	0.155	0.62	0.62
Book Value Per Common Share (equity per share issued)	15.28	15.22	14.06	15.28	14.06
Market Value – High	22.28	21.19	22.24	22.28	23.87
Market Value – Low	18.34	17.84	16.35	17.00	14.14
Basic Weighted Average Common Shares Outstanding	16,145,823	16,138,809	14,142,414	16,120,606	12,851,845
Diluted Weighted Average Common Shares Outstanding	16,240,353	16,232,254	14,233,713	16,213,747	12,952,444
KEY RATIOS
Return on Average Assets	0.84%	0.97%	0.84%	0.93%	0.78%
Return on Average Total Equity	9.24	10.66	8.58	9.34	8.94
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	46.92	46.31	48.63	46.81	52.16
Average Equity to Average Assets	9.10	9.12	9.82	9.91	8.68
Net Interest Margin	3.62	3.70	3.74	3.73	3.51
Net Charge Offs to Average Loans	0.67	0.29	0.60	0.54	0.42
Loan Loss Reserve to Loans	2.15	2.05	1.59	2.15	1.59
Loan Loss Reserve to Nonperforming Loans	121.90	162.33	104.44	121.90	104.44
Nonperforming Loans to Loans	1.77	1.26	1.53	1.77	1.53
Nonperforming Assets to Assets	1.52	1.09	1.23	1.52	1.23
Tier 1 Leverage	9.93	10.04	12.28	9.93	12.28
Tier 1 Risk-Based Capital	12.00	11.95	14.13	12.00	14.13
Total Capital	13.26	13.21	15.38	13.26	15.38
Tangible Capital	9.10	8.93	8.65	9.10	8.65
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 3,212	$ 4,880	$ 1,972	$ 3,212	$ 1,972
Loans Past Due 90 Days or More	330	145	190	330	190
Non-accrual Loans	36,591	25,735	30,518	36,591	30,518
Nonperforming Loans (includes nonperforming TDR's)	36,921	25,880	30,708	36,921	30,708
Other Real Estate Owned	3,695	3,509	872	3,695	872
Other Nonperforming Assets	42	74	2	42	2
Total Nonperforming Assets	40,659	29,463	31,582	40,659	31,582
Nonperforming Troubled Debt Restructurings (included in
nonperforming loans)	6,091	6,154	6,520	6,091	6,520
Performing Troubled Debt Restructurings	8,547	8,071	0	8,547	0
Total Troubled Debt Restructurings	14,638	14,225	6,520	14,638	6,520
Impaired Loans	48,015	36,587	31,838	48,015	31,838
Total Watch List Loans	169,269	171,913	178,098	169,269	178,098
Net Charge Offs/(Recoveries)	3,526	1,503	2,956	11,013	7,990

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(in thousands, except share data)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$ 42,513	$ 48,964
Short-term investments	17,628	7,019
Total cash and cash equivalents	60,141	55,983

Securities available for sale (carried at fair value)	442,620	410,028
Real estate mortgage loans held for sale	5,606	1,521

Loans, net of allowance for loan losses of $45,007 and $32,073	2,044,952	1,979,937

Land, premises and equipment, net	30,405	29,576
Bank owned life insurance	38,826	36,639
Accrued income receivable	9,074	8,600
Goodwill	4,970	4,970
Other intangible assets	153	207
Other assets	45,179	44,044
Total assets	$ 2,681,926	$ 2,571,505

LIABILITIES AND EQUITY

LIABILITIES
Noninterest bearing deposits	$ 305,107	$ 259,415
Interest bearing deposits	1,895,918	1,591,710
Total deposits	2,201,025	1,851,125

Short-term borrowings
Federal funds purchased	0	9,600
Securities sold under agreements to repurchase	142,015	127,118
U.S. Treasury demand notes	2,037	2,333
Other short-term borrowings	30,000	215,000
Total short-term borrowings	174,052	354,051

Accrued expenses payable	11,476	14,040
Other liabilities	2,318	1,236
Long-term borrowings	15,041	40,042
Subordinated debentures	30,928	30,928
Total liabilities	2,434,840	2,291,422

EQUITY
Cumulative perpetual preferred stock: 1,000,000 shares authorized, no par value, $56,044 liquidation value
56,044 shares issued and outstanding as of December 31, 2009	0	54,095
Common stock: 90,000,000 shares authorized, no par value
16,169,119 shares issued and 16,078,420 outstanding as of December 31, 2010
16,078,461 shares issued and 15,977,352 outstanding as of December 31, 2009	85,766	83,487
Retained earnings	161,299	149,945
Accumulated other comprehensive income/(loss)	1,350	(5,993)
Treasury stock, at cost (2010 - 90,699 shares, 2009 - 101,109 shares)	(1,418)	(1,540)
Total stockholders' equity	246,997	279,994

Noncontrolling interest	89	89
Total equity	247,086	280,083
Total liabilities and equity	$ 2,681,926	$ 2,571,505

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Twelve Months Ended December 31, 2010 and 2009
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 26,529	$ 25,050	$ 104,205	$ 96,151
Tax exempt	26	22	86	148
Interest and dividends on securities
Taxable	4,032	4,331	16,406	17,562
Tax exempt	686	617	2,708	2,421
Interest on short-term investments	60	22	120	61
Total interest income	31,333	30,042	123,525	116,343
Interest on deposits	7,365	6,783	28,007	32,247
Interest on borrowings
Short-term	140	248	727	1,089
Long-term	505	545	2,138	2,726
Total interest expense	8,010	7,576	30,872	36,062
NET INTEREST INCOME	23,323	22,466	92,653	80,281
Provision for loan losses	6,521	6,250	23,947	21,202
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	16,802	16,216	68,706	59,079

NONINTEREST INCOME
Wealth advisory fees	838	767	3,247	2,980
Investment brokerage fees	574	376	2,266	1,676
Service charges on deposit accounts	2,171	2,092	8,436	8,245
Loan, insurance and service fees	1,206	991	4,300	3,540
Merchant card fee income	235	285	1,081	2,464
Other income	669	408	2,175	1,867
Mortgage banking income	648	454	1,587	1,695
Net securities gains	0	0	4	2
Other than temporary impairment loss on available-for-sale securities:
Total impairment losses recognized on securities	(1,379)	(84)	(1,716)	(309)
Loss recognized in other comprehensive income	129	84	129	84
Net impairment loss recognized in earnings	(1,250)	0	(1,587)	(225)
Total noninterest income	5,091	5,373	21,509	22,244
NONINTEREST EXPENSE
Salaries and employee benefits	7,646	7,249	30,375	27,765
Occupancy expense	700	814	2,899	3,206
Equipment costs	522	559	2,090	2,147
Data processing fees and supplies	1,001	975	3,931	3,944
Credit card interchange	14	95	158	1,448
Other expense	3,450	3,846	13,982	14,965
Total noninterest expense	13,333	13,538	53,435	53,475
INCOME BEFORE INCOME TAX EXPENSE	8,560	8,051	36,780	27,848
Income tax expense	2,778	2,669	12,237	8,869
NET INCOME	$ 5,782	$ 5,382	$ 24,543	$ 18,979
Dividends and accretion of discount on preferred stock	0	803	3,187	2,694
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 5,782	$ 4,579	$ 21,356	$ 16,285
BASIC WEIGHTED AVERAGE COMMON SHARES	16,145,823	14,142,414	16,120,606	12,851,845
BASIC EARNINGS PER COMMON SHARE	$ 0.36	$ 0.33	$ 1.32	$ 1.27
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,240,353	14,233,713	16,213,747	12,952,444
DILUTED EARNINGS PER COMMON SHARE	$ 0.36	$ 0.32	$ 1.32	$ 1.26

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2010
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2010		2010		2009
Commercial and industrial loans:
Working capital lines of credit loans	$ 281,546	13.2%	$ 278,835	13.6%	$ 235,202	11.7%
Non-working capital loans	384,138	18.6	398,443	19.4	394,408	19.6
Total commercial and industrial loans	665,684	31.8	677,278	33.0	629,610	31.3

Commercial real estate and multi-family residential loans:
Construction and land development loans	106,980	5.1	120,359	5.9	166,959	8.3
Owner occupied loans	329,760	15.8	333,560	16.2	348,904	17.3
Nonowner occupied loans	355,393	17.0	333,815	16.2	257,373	12.8
Multifamily loans	24,158	1.2	23,955	1.2	26,558	1.3
Total commercial real estate and multi-family residential loans	816,291	39.0	811,689	39.5	799,794	39.7

Agri-business and agricultural loans:
Loans secured by farmland	111,961	5.4	96,002	4.7	112,241	5.6
Loans for agricultural production	117,518	5.6	89,985	4.4	82,765	4.1
Total agri-business and agricultural loans	229,479	11.0	185,987	9.1	195,006	9.7

Other commercial loans	38,778	1.9	34,471	1.7	30,497	1.5
Total commercial loans	1,750,232	83.7	1,709,425	83.2	1,654,907	82.2

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	103,118	4.9	106,956	5.2	117,619	5.8
Open end and junior lien loans	182,325	8.7	181,365	8.8	174,641	8.7
Residential construction and land development loans	4,140	0.2	4,758	0.2	7,471	0.4

Other consumer loans	51,123	2.4	51,989	2.5	59,179	2.9
Total consumer loans	340,706	16.3	345,068	16.8	358,910	17.8

Subtotal	2,090,938	100.0%	2,054,493	100.0%	2,013,817	100.0%
Less: Allowance for loan losses	(45,007)		(42,011)		(32,073)
Net deferred loan fees	(979)		(967)		(1,807)
Loans, net	$ 2,044,952		$ 2,011,515		$ 1,979,937

Note: As a result of FASB ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, the Company has revised this table in order to present the data with greater granularity.  This disaggregation will be substantially the same as those used in disclosures of credit quality.